EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-61407, 33-28520, 33-45582, 333-91774, 333-97529, 333-108179, and 333-141088 on Form S-8 and in Registration Statement No. 333-149559 on Form S-3 of our reports dated March 11, 2009, relating to the financial statements and financial statement schedule of Ferro Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of new accounting standards in 2007 and 2006) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ferro Corporation for the year ended December 31, 2008.

/s/  Deloitte & Touche LLP

Cleveland, Ohio
March 11, 2009